                       SETTLEMENT AND STANDSTILL AGREEMENT

         AGREEMENT dated as of October 19,1998 between AFP IMAGING CORPORATION, a New York corporation with offices at 250 Clearbrook Road, Elmsford, New York 10523 (the "Company"), Donald Rabinovitch, with a business office at 250 Clearbrook Road, Elmsford, New York 10523 ("Rabinovitch"), David Vozick, with a business office at 250 Clearbrook Road, Elmsford, New York 10523 ("Vozick"), and Robert L. Rosen, with a business office at 825 Third Avenue, New York, New York 10022 ("Rosen").

                                   WITNESSETH

         WHEREAS, Rosen became a director of the Company in 1995;

         WHEREAS, Rosen currently owns Four Hundred Ninety Six Thousand Eight Hundred Ninety-Five (496,895) shares of the Company's common stock (the "Shares"); and

         WHEREAS, Rosen resigned as a director of the Company, effective October 16, 1998, and the Company, Vozick and Rabinovitch wish to purchase the Shares.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby covenant and agree as follows:

         Section 1.   Resignation

         Rosen hereby confirms his resignation as a director of the Company, effective October 16,1998.

         Section 2.   Purchase and Sale of Shares

         (a) Rosen hereby sells, and the Company, Vozick and Rabinovitch hereby purchase all of the Shares (the purchase being allocated among the Company, Vozick and Rabinovitch based on the portion of the purchase price paid) for a consideration per Share of $0.75, or an aggregate consideration of $372,671.75, such $0.75 being equal to the closing price of the Company's Common Stock on the NASDAQ small market at the date the parties hereto agreed in principle to the purchase and sale. The purchase price is being paid by Federal Funds wire to the account of Rosen previously designated by Rosen in writing to Vozick and Rabinovitch. Delivery of the Shares is being effected by delivery of the certificates therefor, duly endorsed in blanks, without signature guarantees.

         (b) Rosen represents and warrants to Vozick and Rabinovitch that the Shares represent all of the shares of capital stock of the Company beneficially owned by Rosen other than shares of Common Stock issuable upon exercise of the 1998 Options (as hereinafter defined).

         (c) Vozick and Rabinovitch each (i) acknowledge that the Shares are not registered under the Securities Act of 1933, as amended (the "1933 Act"), and that the Shares must be held indefinitely by him unless they are subsequently registered under the 1933 Act or an exemption from registration is available;
(ii) represents that he is acquiring Shares for his own account and not with a view to resale or distribution within the meaning of the 1933 Act, and the rules and regulations thereunder; and (iii) confirms that he has had full access to all information concerning the Company as is necessary for him to make an informed decision concerning the purchase of Shares.

         Section 3.      Standstill

         Rosen covenants and agrees that, for a period of seven years from the date of this Agreement, unless specifically invited in writing by the Company, neither he, his affiliates (as such term is defined under the Securities Act of 1934 (the "Act")), nor investment entities with respect to which he has sole investment control (including individual investment accounts with respect to which he has discretionary control) shall, directly or indirectly, (i) acquire, agree to acquire or make any proposal to acquire any securities (or beneficial ownership thereof) or, material portion of the assets of the Company or any of its subsidiaries, except for the exercise of the 1998 Options received by Rosen pursuant to the Stock Option Agreement dated as of October 19, 1998 (the "Stock Option Agreement") in consideration for entering into the Consulting Agreement dated September 19, 1997, as amended pursuant to Section 9 hereof (the "Consulting Agreement"), (ii) propose to enter into any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (iii) effect, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect, offer or propose (whether publicly or otherwise) to effect, propose or participate in any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, (iv) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consent to vote, or advise or influence any person with respect to the voting of any voting securities of the Company or any of its subsidiaries, (v) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company or any of its subsidiaries, (vi) otherwise act, alone or in concert with others, to control or influence the management, Board of Directors or policies of the Company, (vii) disclose any intention, plan or arrangement inconsistent with the foregoing, (viii) request any item be placed before the Company's stockholders for a vote thereof or (ix) advise, assist or encourage any other persons in connection with any of the foregoing. Rosen also agrees that during such period not to (x) request the Company (or any of its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Agreement (including this sentence) or (y) take any action which might require the Company to make a public announcement regarding any of the types of matters set forth in this paragraph.

         Section 4.       Strategic Alternatives

         The Company hereby confirms that it has retained the investment banking firm of Barington Capital Group, L.P. pursuant to the engagement letter dated September 18, 1998, a copy of which has been provided to Rosen to explore strategic alternatives for the Company. Rosen has been afforded the opportunity to meet with representatives of such investment banking firm.

         Section 5.       Non-Disparagement

         (a) Rosen shall not make any negative or other disparaging statement concerning the Company or the management (including, without limitation, Vozick and Rabinovitch), the Board of Directors, management decisions, operating policies or Board decisions or actions of the Company, whether or not libelous or defamatory, and will use his best efforts not to permit any person to do so, and (b) the Company, Vozick and Rabinovitch shall not make any negative or other disparaging statement regarding Rosen or New Ballantrae Partners, LP or their affiliates, whether libelous or defamatory, and will not permit any affiliate, and will use its best efforts not to permit any person, to do so.

         Section 6.       Release by Rosen

         Rosen personally and on behalf of his affiliates and the officers, directors, employees, stockholders and advisors of such affiliates (collectively, for the purposes of this Section 6, the "releasors"), hereby releases and discharges the Company, Vozick and Rabinovitch and their affiliates and the Company's, Vozick's and Rabinovitch's and such affiliates' respective officers, directors, stockholders, and advisors and their affiliates and their heirs, executors, administrators, successors and assigns (collectively, for the purposes of this Section 6, the "releasees") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which, against the releasees, the releasors and releasors' heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world through and including the day of the date of this release in connection with, arising out of or relating to the Company, the releasors' or the releasees' positions as directors of or employment with or ownership of securities of the Company, or transactions or relationships among the releasees, or any affiliate of any thereof, other than for breach of obligations under this Agreement, or the Consulting Agreement or the Stock Option Agreement.

         Section 7.       Releases by Company, Vozick and Rabinovitch

         The Company, Vozick and Rabinovitch, for themselves and on behalf of their affiliates and their officers, directors (collectively, the purposes of this Section 7, the "releasors"), hereby release and discharge Rosen, New Ballantrae Partners, L.P. and their affiliates and the officers, directors, employees, stockholders, direct and indirect general and limited partners and advisors of such affiliates, and his and their heirs, executors, administrators, successors and assigns (collectively, for the purposes of this section 7, the "releasees") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which, against the releasees, the releasors and releasors' heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world through and including the day of the date of this release in connection with, arising out of or relating to the Company, the releasors' or the releasees' positions as directors of, employment with, or ownership of securities of the Company, or transactions or relationships among the releasees or any affiliate of any thereof, other than for breach of obligations under this Agreement, the Consulting Agreement or the Stock Option Agreement.

         Section 8.      Non-Disclosure Covenant

         Rosen acknowledges that his position with the Company, as a director, was one of trust and confidence and that during the course of his service as director, he became acquainted with Confidential Information, as hereinafter defined. Rosen further acknowledges that the provisions of this Section 8 are essential to the terms of this Agreement, and that this Section 8 shall be binding upon Rosen during the Term. Rosen covenants and agrees that he will not at any time during the Term of this Agreement and except as required during the course of his services as a consultant pursuant to the Consulting Agreement, use, reveal, divulge, or make known to any person, firm or corporation, any Confidential Information made known to him or of which he has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of Rosen. Rosen further covenants and agrees that he will retain all Confidential Information in trust for the sole benefit of the Company and will not divulge or deliver or show any Confidential Information to any unauthorized person, including without limitation, any other employer or employee or affiliate of Rosen, and Rosen will not make use of, or in any manner seek to convert for his own use, any Confidential Information in an independent business however unrelated to the business of the Company.

         For purposes herein, the term "Confidential Information" shall mean any information and material with respect to the Company and its businesses that the Company treats as proprietary and confidential, including without limitation, formulas, processes, ingredients, drawings, methods, manufacturing, trade secrets, know-how, inventions, product developments, engineering, plans, notebooks, research, reports, memoranda, information and material received by the Company in confidence from third parties, information and material relating to vendors, suppliers, customers, costs, prices, sources of supply, royalties or distribution and other commercial, financial, business, technical and scientific information.

         The foregoing provisions of this Section 8 shall not apply to information or material that (a) was known by Rosen before the disclosure by the Company and was not received or derived directly or indirectly from the Company or in violation of any restrictions on disclosure or use of such information known to Rosen, or (b) was generally publicly known prior to the disclosure or after the time of disclosure becomes generally publicly known through no fault of Rosen, or (c) was made known to Rosen by a third party who was not known by Rosen to be subject to any restrictions on disclosure or use of such information or material that benefit the Company, or (d) was specifically approved for disclosure by prior written consent by the Company.

         Section 9.      Limitations on Legal Actions

         (a) Rosen hereby covenants and agrees not to initiate any legal action against the Company, or any director, officer or employee of the Company (including, without limitation Rabinovitch and Vozick), for actions or omissions on or after the date hereof relating to the Company, except (i) to the extent that such actions or omissions constitute gross negligence or willful misconduct or (ii) to enforce Rosen's rights under this Agreement, the Consulting Agreement and the Stock Option Agreement.

         (b) The Company, Vozick and Rabinovitch each severally and not jointly agrees not to initiate any legal action against Rosen for actions or omissions on or after the date hereof relating to the Company, except (i) to the extent such actions or omissions constitute gross negligence or willful misconduct or
(ii) to enforce such party's rights under this Agreement, the Consulting Agreement and the Stock Option Agreement.

         Section 10.     Consulting Agreement Amendment

         The Consulting Agreement is hereby amended as follows:

         (a) Section 3 (a) of the Consulting Agreement is hereby amended to read in its entirety as follows:

                           "$300,000, payable in 36 monthly installments of $8,333.33 commencing on the first business day of the Term";

         (b) Section 3(b) of the Consulting Agreement is hereby amended to read in its entirety as follows:

                           "a four-year option to purchase 300,000 common shares of the Company at $.75 per share ("1998 Option"). The 1998 Option is partially given in substitution of the Existing Options, which Existing Options shall be delivered to the Company marked canceled prior to the delivery of the 1998 Options. The 1998 Options shall be granted pursuant to the Company's 1992 and amended 1995 Option plans and shall be in the form attached hereto as Exhibit "B"."

                (c) Section 8 of the Consulting Agreement is hereby amended to read in its entirety as follows:

                                    "This Agreement shall be for a term
                                    commencing on October 19, 1998 and
                                    terminating on the third anniversary of such date (the "Term")."

                Section 11.    Cash Settlement.

                In the event Rosen delivers a notice of exercise of all or part of the 1998 Options, the Company shall have the right, with respect to the number of shares of Common Stock as to which the options are then being exercised, to notify Rosen (by telephone confirmed by sameday facsimile transmission) (the "Cash Settlement Notice") within one (1) trading day after the receipt of Rosen's notice of exercise that the Company irrevocably agrees to satisfy the exercise of such stock option by paying to Rosen an amount (the "Cash Settlement Amount") equal to the difference between (x) the value of the shares of Common Stock as to which the option is being exercised, such price to be equal to the closing sale price of the Company's Common Stock on the principal exchange or market on which it is traded on the last trading day immediately preceding the date of exercise (or if there is no closing sale price on such trading day, then the average of the closing bid and asked prices on such principal market) and (y) the aggregate exercise price for the number of shares of Common Stock as to which notice of exercise has been given. If the Company shall not deliver the Cash Settlement Notice within such one trading day period, then (i) Rosen shall within one trading day thereafter deliver to the Company in accordance with the Stock Option Agreement payment of the exercise price for the number of shares of Common Stock as to which notice of exercise has been given; and (ii) the Company shall have no right to satisfy the exercise of the 1998 Options by payment of cash (without prejudice to the Company's right to deliver a Cash Settlement Notice with respect to subsequent exercises by Rosen of the 1998 Options). If the Company shall deliver a Cash Settlement Notice, the closing shall be held five (5) trading days after the receipt of Rosen's notice of exercise, and the Cash Settlement amount shall be paid in cash to Rosen. Notwithstanding the above, any Cash Settlement Notice shall be ineffective if as a result of the payment of the Cash Settlement Payment to Rosen, Rosen would be required to disgorge any profit to the Company.

                Section 12.     Remedies

                The parties hereto acknowledge that the terms and provisions of this Agreement are intended by the parties hereto to be complied with by them, and that the Company, Vozick, Rabinovitch or Rosen may have no adequate remedy at law in the event of any actual or threatened violation of any such covenants. The parties hereto therefore agree that the Company, Vozick, Rabinovitch or Rosen shall be entitled to a decree or order of the Supreme Court of the State of New York located in New York, New York or the United States District Court for the Southern District of New York enjoining such threatened or actual violation of any provisions of this Agreement, without bond. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by Rosen, Vozick, Rabinovitch or the

Company. Rosen, Vozick, Rabinovitch and the Company hereby consent to the jurisdiction of the aforementioned courts. Enforcement of any remedy under this
Section 12 shall not diminish any other remedy which may be available to the Company, Vozick, Rabinovitch or Rosen in law or in equity, and nothing herein shall prevent the Company, Vozick, Rabinovitch or Rosen from seeking injunctive or other relief hereunder.

         Section 13.   Term

         This Agreement shall be for a term commencing on the date hereof and terminating on the day before the seventh anniversary of such date (the "Term").

         Section 14.   Applicable Law

         This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and to be performed wholly within such State. The Company, Rabinovitch, Vozick and Rosen agree that any legal action or proceedings with respect to, or arising out of, the negotiation, execution, performance or breach of, or the rights and privileges provided by, or responsibilities and obligations under, this Agreement must be brought in the Supreme Court of the State of New York for the County of New York or the United States District Court for the Southern District of New York and in no other jurisdiction. By execution and delivery of this Agreement, each of the Company, Rabinovitch, Vozick and Rosen accept and submit to the jurisdiction of such Court in any such legal action or proceeding and irrevocably consent to service of process in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each of the parties at the address set forth above, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law. The parties hereby agree to be bound by the determination of the aforesaid courts and hereby waive any right which they may have to relitigate issues determined by the aforesaid courts or to raise new issues not raised by it in the aforesaid courts.

         Section 15.  Severability; Enforcement

         The invalidity of any section or paragraph hereof shall not affect the validity, force or effect of the remaining paragraphs or sections hereof nor shall the invalidity of any part of any paragraph affect the validity of any other part of any paragraph or section hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         Section 16.    Waiver of Breach

         The failure of the Company, Rabinovitch, Vozick or Rosen to exercise any rights or powers hereunder shall not be construed as a waiver thereof. The waiver by the Company, Rabinovitch or Vozick of a breach of any provision of this Agreement by Rosen or the waiver by Rosen of a breach of any applicable provision hereof by the Company, Rabinovitch or Vozick shall not operate nor be construed as a waiver of any subsequent breach by such party or parties.

         Section 17.    Limitations on Disclosure/Confidentiality

         The obligations set forth in Section 8 above shall not in any way restrict or impair the right of Rosen, Rabinovitch, Vozick or the Company to comply with any information requested by subpoena, interrogatory, request for information or documents, civil investigative demands or similar legal process or required disclosures that Rosen, Rabinovitch, Vozick or the Company reasonably believes must be made to governmental bodies or as they may reasonably believe to be otherwise required by law. Notwithstanding the above, in the event that Rosen, Rabinovitch, Vozick or the Company receives any request or process to disclose Confidential Information or make comments which would otherwise be in violation of Section 8 hereof, Rosen, Rabinovitch, Vozick or the Company, respectively, shall notify the other party or parties of such request as far in advance as practicable so that such party or parties may seek at his or its own expense an appropriate protective order or other assurances in order for the provisions of this Agreement, without giving effect to this Section 17, are complied with.

         Section 18.    Entire Agreement: Amendments

         This Agreement contains the entire agreement and understanding between the parties and supersedes and preempts any prior understandings or agreements, whether written or oral.

         Section 19.   Successors and Assigns

         This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by Rosen, Rabinovitch, Vozick and the Company and their respective successors and permitted assigns; provided, however, that the rights and obligations of Rosen, Rabinovitch, Vozick and the Company under this Agreement shall not be assignable except that (i) the provisions of Section 3 hereof shall be assignable by the Company in favor of (x) any person or entity that acquires substantially all of the assets of the Company for so long as Rabinovitch or Vozick control such acquiror or (y) any acquiror of the Company's capital stock for so long as Rabinovitch or Vozick control such acquiror, and
(ii) the rights of the Company under Sections 5, 6, 7 and 8 and under the Consulting Agreement may be assigned by the Company to any acquiror of substantially all of its assets provided that the corresponding obligations of the Company under such Sections are assumed by the acquiror.

         Section 20.     Expenses

         Each of the parties shall bear their own expenses in connection with the negotiation, execution and delivery of this Agreement, except that the Company shall pay Rosen's legal fees and expenses of up to $7,500.

         Section 21.    Headings

         The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                             AFP IMAGING CORPORATION

                                             By:  ______________________________
                                                    Name:
                                                    Title

                                             ___________________________________
                                             David Vozick

                                             ___________________________________
                                             Donald Rabinovitch

                                             ___________________________________
                                             Robert L. Rosen